Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Unit holders of Regency Centers, L.P.

and the Board of Directors of

Regency Centers Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-58966 and 333-125886) on Form S-3 and (No. 333-127274) on Form S-4 of Regency Centers, L.P. of our reports dated March 9, 2006, with respect to the consolidated balance sheets of Regency Centers, L.P. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in partners’ capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Regency Centers, L.P.

/s/ KPMG LLP

Jacksonville, Florida
March 9, 2006
Certified Public Accountants